                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                      9 MONTHS
                                                                                        ENDED
                                     1997      1998      1999      2000      2001   JUNE 30, 2002
NET INCOME                          15,619    39,364    27,720    23,148    27,346     21,120

ADD:
  INCOME TAXES                       9,759    20,955    18,787    12,750    13,774     11,156
  NET INTEREST EXPENSE               1,212     3,599     4,172     3,907     2,939      1,387
  AMORTIZATION OF CAPITALIZED
    INTEREST                            80       250       370       400       430        430
                                    ------    ------    ------    ------    ------     ------
TOTAL EARNINGS                      26,670    64,168    51,049    40,205    44,489     34,093
                                    ======    ======    ======    ======    ======     ======

TOTAL INTEREST EXPENSE               2,432     4,972     4,642     3,907     3,419      2,751
                                    ======    ======    ======    ======    ======     ======

RATIO                                  9.1       7.8       9.1       9.7       7.7        8.1